Exhibit 10.109

Fourth Amendment to the
DTE Energy Company Executive Supplemental Retirement Plan
(Amended and Restated Effective January 1, 2005)

Recitals

A.    DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) (the “Plan”) to enable the Company to attract and retain executives.

B.    The Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors is authorized to amend the Plan.

C.    By a resolution properly adopted on March 23, 2020, the Committee amends the Plan to provide additional benefits to an executive officer of the Company.

Plan Amendment

The DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) is amended as follows:

1.    Effective May 3, 2020, Section 2.20 is amended to read as follows:

2.20.    “Frozen MSBP Participant’s Benefit” means the value of the Participant’s MSBP benefit. Such benefit shall be calculated in accordance with section 5.01. Except as provided in Section 5.01(f), in order to receive this benefit the Participant must have attained age 55 and have completed at least 10 years of Company service upon termination, retirement, disability or death.

2.    Effective May 3, 2020, new Section 5.01(f) is added as follows:

5.01.    Grandfathered and Frozen MSBP Participant’s MSBP Benefit

(f)    This Section 5.01(f) supersedes any conflicting provision in the Plan, including but not limited to Appendix A. Peter Oleksiak is not required to have attained age 55 upon termination to receive his MSBP benefit. The MSBP benefit of Peter Oleksiak will be calculated as of May 3, 2020 based on Management Group 2 status, age 55, and 22 years and 11 months of service.

DTE Energy Company has caused this Fourth Amendment to be executed on the 23rd day of March, 2020.

DTE ENERGY COMPANY

By: /s/Diane M. Antishin

Diane M. Antishin
Vice President, Human Resources Operations